Exhibit 3.1

Nexa Resources S.A. (formerly VM Holding S.A.)

Société anonyme

26-28 rue Edward Steichen, L-2540 Luxembourg

Grand Duchy of Luxembourg

R.C.S. Luxembourg: B 185.489

RESTATED ARTICLES OF ASSOCIATION AS OF 6 OCTOBER 2017

TITLE I - DENOMINATION, REGISTERED OFFICE, OBJECT, DURATION

1.                                      ARTICLE 1.-

There is hereby established a public limited liability company (“société anonyme”) under the name of “Nexa Resources S.A.” (the “Company”) governed by the present articles of association (the “Articles”) and by current Luxembourg laws (“Luxembourg Law”), in particular the law of 10 August 1915 on commercial companies, as amended (the “Commercial Companies Law”).

2.                                     ARTICLE 2.-

2.1                               The Company has its registered office in the City of Luxembourg, Grand Duchy of Luxembourg.

2.2                               The registered office may be transferred within the Grand Duchy of Luxembourg by decision of the board of directors of the Company (the “Board of Directors”).  The Board of Directors is authorised to amend these Articles to reflect the change of registered office and to proceed to such formalities as may be required under Luxembourg Law.

2.3                               The registered office of the Company may be transferred outside the Grand Duchy of Luxembourg by means of a resolution of the shareholders adopted at a general meeting of shareholders of the Company (the “General Meeting”) under the conditions required by these Articles.

2.4                               The Company may have offices and branches (whether or not a permanent establishment) both in Luxembourg and abroad.

2.5                               In the event that the Board of Directors should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors.

3.                                      ARTICLE 3.-

The Company is established for an unlimited period of time.

4.                                      ARTICLE 4.-

The Company’s purpose is:

1)             To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises;

2)             To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights, patents and licenses and other property, rights and interest in property as the Company shall deem fit;

3)             Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same;

4)             To enter into, assist or participate in financial, commercial and other transactions;

5)             To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belong to the same group of companies as the Company (the “Affiliates”) any assistance, loans, advances or guarantees (in the latter case, even in favour of a third-party lender of the Affiliates);

6)             To borrow and raise money in any manner and to secure the repayment of any money borrowed;

7)             To carry out any trade, business or commercial activities whatsoever, including but not limited to the purchase, exchange and sale of goods and/or services to third parties; and

8)             Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose, provided always that the Company will not enter into any transaction which would constitute a regulated activity of the financial sector without due authorisation under Luxembourg Law.

TITLE II - CAPITAL, SHARES

5.                                      ARTICLE 5.-

5.1                               The subscribed share capital is set at USD 112,820,513.- (one hundred twelve million eight hundred twenty thousand five hundred thirteen United States Dollars) divided into 112,820,513 (one hundred twelve million eight hundred twenty thousand five hundred thirteen) shares having a nominal value of USD 1 (one United States Dollar) each (the “Shares”).

5.2                               The Shares can only be in registered form.

5.3                               The Company may, without limitation, accept equity or other contributions without issuing Shares or other securities in consideration for the contribution and may credit the contributions to one or more accounts. Decisions as to the use of any such accounts are to be taken by the Board of Directors subject to the Commercial Companies Law and these Articles. For the avoidance of doubt, any such decision may, but need not, allocate any amount contributed to the contributor.

5.4                               The subscribed share capital and any Authorised Capital (as defined below) may be increased by a resolution of the General Meeting adopted in accordance with the conditions required for the amendment of the Articles and in accordance with Luxembourg Law.

5.5                               The Company may reduce its subscribed share capital and its Authorised Capital (as defined below) subject to a decision of the General Meeting, as provided in the Commercial Companies Law.

5.6                               All Shares must be fully paid up on issue by contributions in cash or in kind.

5.7                               The Company may have a sole shareholder. The death or dissolution of a sole shareholder will not result in the dissolution of the Company.

5.8                               In addition to the issued and subscribed share capital of USD 112,820,513.- (one hundred twelve million eight hundred twenty thousand five hundred thirteen United States Dollars), the Company has also an authorised, but unissued and unsubscribed share capital set at USD 252,424,819 (two hundred fifty-two million four hundred twenty-four thousand eight hundred nineteen United States Dollars) (the “Authorised Capital”).

The Board of Directors is authorised and empowered within the limits of the Authorised Capital to (i) approve any increase of the share capital or equity of the Company with or without the issuance of new Shares. The Board of Directors is authorised to issue such new Shares in one or several issues and (ii) issue bonds, preferred equity certificates, warrants, options or other instruments convertible, exchangeable or exercisable into new Shares and to issue new Shares further to the conversion or exercise of the above mentioned instruments, it being understood that (a) if such instruments are issued before or during the period set forth in the paragraph below, the new Shares upon the conversion or exercise of such instruments may be issued after the expiry of said period and (b) the Board of Directors is authorised to issue such new Shares in one or several issues. The foregoing authorisation can only be exercised by the Board of Directors (i) in the context of a public offering of Shares on a stock exchange, either regulated or not, in the European Economic Area, the United States of America or Canada, or (ii) if a public offering of Shares on a stock exchange, either regulated or not, in the European Economic Area, the United States of America or Canada already occurred, as the Board of Directors may deem fit.

Such authorisation conferred to the Board of Directors will expire five (5) years after the date of the General Meeting held on 11 August 2017 and can be renewed in accordance with the applicable legal provisions by a resolution of the General Meeting, it being understood that the Board of Directors can proceed to an increase of share capital or issue of the above mentioned instruments as of the date of the General Meeting held on 11 August 2017.

The Board of Directors is authorised to determine the conditions of any capital increase and the issuance of new Shares and the instruments to be issued in accordance with the above provisions through contributions in cash or in kind, among others, by the conversion of debt into equity, by offsetting receivables, by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new Shares, or following the issue and the exercise of subordinated or non-subordinated bonds, convertible into or repayable by or exchangeable for Shares (whether provided in the terms at issue or subsequently provided), or following the issue of bonds with warrants or other rights to subscribe for Shares attached, or through the issue of stand-alone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, Shares .

The new Shares to be issued in accordance with the provisions of this article may be issued with or without share premium, it being understood that (i) such Shares shall not be issued at a price below the nominal value or any other minimum price required pursuant to the rules and regulations of any stock exchange on which  part or all of the Shares of the Company are listed and (ii) if the consideration payable to the Company for such newly issued Shares exceeds their par value, the excess is to be treated as share premium in respect of such shares in the books of the Company. The new Shares may be issued to the existing or new shareholders.

The Board of Directors may approve the issuance of new Shares and, where applicable, the instruments to be issued in accordance with the provisions of this article without reserving (i.e. by cancelling or limiting) the preferential right to subscribe for such Shares and instruments for the existing shareholders so long as such issuance of new Shares and instruments is carried out through a public offering process.

The Board of Directors is authorised to determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Shares (referred to in this article) and, if applicable, the duration, amortization, other rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid instruments (referred to in this article) as well as all the other conditions and terms of such instruments including as to their subscription, issue and payment.

The Board of Directors is authorised to perform all acts and execute all documents necessary to amend this article of these Articles in order to record the change of issued and authorised share capital following any increase pursuant to the present article. The Board of Directors is empowered to take or authorise the actions required for the execution and publication of such amendment in accordance with the Commercial Companies Law. Furthermore, the Board of Directors may delegate to any duly authorised person, the duties of accepting subscriptions, conversions or exchanges and receiving payment for Shares, bonds, preferred equity certificates, warrants, options or instruments and to perform all acts and execute all documents necessary to amend this article of these Articles in order to record the change of issued and authorised share capital following any increase pursuant to the present article.

5.9                               The Company may, to the extent and under the terms permitted by Luxembourg Law, purchase its own Shares or cause them to be repurchased by its subsidiaries.

5.10                        The Company shall consider the person in whose name the Shares are recorded in the register of shareholders to be the owner of those Shares.

5.11                        Only if a public offering of Shares on a stock exchange, either regulated or not, in the European Economic Area, the United States of America or Canada occurred and in case Shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depositary of securities or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company—subject to a confirmation in proper form received from the Depositary—will permit those persons to exercise the rights attaching to those Shares, including admission to and voting at General Meetings. The Board of Directors may determine the requirements which such confirmations must comply with.

5.12                        Confirmations that an entry has been made in the register of shareholders will be provided to shareholders directly recorded in the register of shareholders or, in case of Depositaries or sub-depositaries recorded in the register, upon their request. Except for transfers in accordance with the rules and regulations of the relevant Depositary, the transfer of Shares shall be made by a written declaration of transfer recorded in the register of shareholders and dated and signed by the transferor and the transferee or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.

TITLE III - MANAGEMENT

6.                                      ARTICLE 6.-

6.1                               The Company shall be managed by a board of directors comprising at least five (5) members and a maximum of eleven (11) members (each a “Director” and together the “Directors”), who shall be appointed by the General Meeting in accordance with Article 14.13.1. The Board of Directors shall at all times be composed as required pursuant to applicable law, including, if applicable, the rules and regulations of any stock exchange on which part or all of the Shares of the Company are listed. In particular, at least three (3) Directors shall meet the independence and financial literacy requirements for audit committee members set forth in the listing rules of the New York Stock Exchange, Toronto Stock Exchange, or any stock exchange on which any Shares of the Company are then listed and any additional requirements under the rules and regulations of the U.S. Securities and Exchange Commission, Canadian securities laws and other applicable law, subject to any available exemptions.

6.2                               The Directors, whether shareholders or not, are appointed for a period not exceeding  one (1) year (renewable) by the General Meeting, which may at any time and “ad nutum” remove them.

6.3                               The number of Directors and the overall remuneration of the Board of Directors are determined by the General Meeting. The Board of Directors determines the remuneration of each Director based on the total amount determined by the General Meeting.

6.4                               Any Director may resign at any time by delivering his or her resignation in writing or by electronic transmission to the Chairman (as defined below) or to the Board of Directors. Such resignation shall be effective upon receipt by the Company unless it is specified therein to be effective at some later time, and the acceptance of a resignation shall not be necessary to make it effective unless such resignation specifies otherwise.

6.5                               In the event that a Director appointed by the General Meeting ceases to be a Director for any reason, the remaining Directors, by a simple majority vote of the Directors present or represented, shall fill such vacancy by replacing such Director with a new Director nominated for appointment in place thereof. This Director will be in office up to the next General Meeting taking place.

6.6                               Any Director may be suspended or dismissed at any time by a resolution of the General Meeting adopted at a simple majority.

7.                                      ARTICLE 7.-

7.1                               The Board of Directors shall elect from its members a chairman (the “Chairman”) and who may choose a secretary, who need not be a director and who shall be responsible for keeping the minutes of the meetings of the Board of Directors. The Chairman will preside at all meetings of the Board of Directors. In his absence, the other members of the Board of Directors will appoint another chairman pro tempore, by simple majority vote of the Directors present or represented at such meeting, who will preside at the relevant meeting.

7.2                               The Board of Directors is convened upon call by the Chairman or at least three (3) Directors, as often as the interest of the Company so requires, and at least once every quarter during each accounting year unless otherwise agreed in writing by the Board of Directors.

7.3                               Written notice, to be delivered by e-mail, electronic means or by any other suitable communication means, of any meeting of the Board of Directors shall be given to all the Directors at least 5 (five) Business Days in advance of the date set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth briefly in the convening notice of the meeting of the Board of Directors.

7.4                               No such written notice is required if all the members of the Board of Directors are present or represented during the meeting and if they state to have been duly informed, and to have had full knowledge of the agenda of the meeting.  The written notice may be waived by the consent in writing, whether by mail, email or any similar means, of each member of the Board of Directors.

7.5                               No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the Board of Directors.

7.6                               Any director may act at any meeting of the Board of Directors by appointing in writing, whether in original, by mail or email, another Director as his or her proxy.  A Director may represent more than one of his or her colleagues, provided that at least two directors are present in person or participate by conference telephone or similar means in any meeting.

7.7                               The Board of Directors can validly debate and take decisions only if at least the majority of its members is present or represented. Resolutions of the Board of Directors are only validly adopted if carried by a majority of the votes of the members of the Board of Directors present or represented. In case of a tie vote, the matter shall be deferred by the Chairman.

7.8                               Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment allowing the identification of each participating Director and by means of which all persons participating in the meeting can hear and speak to each other on a continuous basis, and such participation in a meeting will constitute presence in person at the meeting, provided that all actions approved by the Directors at any such meeting will be reproduced in writing in the form of resolutions.

7.9                               The deliberations of the Board of Directors shall be recorded in the minutes, which have to be signed by the Chairman and by the secretary of the Board of Directors. Any transcript of or excerpt from these minutes shall be signed by the Chairman or by the secretary of the Board of Directors.

7.10                        Resolutions in writing signed by all members of the Board of Directors will be as valid and effective as if passed at a meeting duly convened and held. The signatures of such resolutions may appear on a single document or multiple counterparts of an identical document and may be evidenced by mail, email or any similar means.  Resolutions adopted in accordance with this procedure are deemed to have been taken at the registered office of the Company.

8.                                      ARTICLE 8.-

8.1                               The Board of Directors is vested with the powers to perform all acts of administration and disposition in compliance with the corporate object of the Company, with the exception of the powers reserved by Luxembourg Law or by the Articles to the General Meeting.

8.2                               The Board of Directors may establish and dissolve committees including, but not limited to, an audit committee, a compensation, nominating and governance committee, and a finance committee, set forth their respective duties, approve the internal regulations of those committees, elect the respective members thereof and define and approve, based on the total amount determined by the General Meeting, the remuneration of the members of such committees, including as required pursuant to applicable law (including the rules and regulations of any stock exchange applicable to the Company). Such committee members shall exercise their duties under the responsibility of the Board of Directors.

9.                                      ARTICLE 9.-

9.1                               Subject as provided by Luxembourg Law and these Articles, the Company is validly bound or represented towards third parties by:

9.1.1                                             the joint signature of two (2) Directors;

9.1.2                                             if the Board of Directors of the Company has delegated certain powers to a Management Committee (as defined in Article 10), by the joint signature of two (2) Managing Officers, but only within the limits of such delegated powers;

9.1.3                                             if a sole Daily Manager (as defined in Article 11.1) has been appointed, the Company will be bound by the sole signature of such Daily Manager to the extent powers have been delegated to him under Article 11.1 but only within the limits of such delegated powers;

9.1.4                                             if more than one Daily Manager as defined in Article 11.1 has been appointed, the Company will be bound by the joint signature of two Daily Managers, provided however that if different classes of Daily Managers (namely class A Daily Managers and class B Daily Managers) are appointed, the Company will be bound by the joint signature of two Daily Managers including at least the signature of one class A Daily Manager (including by way of representation), to the extent powers have been delegated to them under Article 11.1 but only within the limits of such delegated powers; or

9.1.5                                             the sole signature or joint signature of any other person(s) to whom such a power has been delegated in accordance with Article 11.2 to the extent such a power has been delegated to him/them, but only within the limits of such delegated powers.

10.                               ARTICLE 10.-

10.1                        The Board of Directors may delegate its powers to conduct the management and affairs of the Company, except the general guidance of the Company’s business and the acts reserved by the Commercial Companies Law to the Board of Directors, and the representation of the Company for such management and affairs to a management committee (the “Management Committee”) comprising at least three (3) members and a maximum of seven (7) members, who need not be shareholders or Directors (each a “Managing Officer”).

10.2                        The Managing Officers are appointed by the Board of Directors of the Company for a period not exceeding one (1) year (renewable) which may at any time and “ad nutum” remove and replace them. Their remuneration is determined by the Board of Directors.

10.3                        Any Managing Officer may resign by delivering his or her resignation in writing or by electronic transmission to the Chairman of the Board of Directors, and such resignation shall be effective upon receipt unless it is specified to be effective at a later time. If a resignation is made effective at a later date and the Company accepts the future effective date, the Board of Directors may fill the pending vacancy by a simple majority vote of the Directors present or represented at the meeting, before the effective date if the Board of Directors provides that the successor shall not take office until the effective date.

10.4                        The Board of Directors shall appoint, by a simple majority vote of the Directors present or represented at the meeting, a chairman to the Management Committee. The chairman shall preside at all meetings of the Management Committee. In case of absence of the chairman, the Management Committee shall be chaired by a Managing Officer present and appointed for that purpose.

10.5                        The Management Committee shall meet when convened by the chairman of the Management Committee or any two (2) Managing Officers.

10.6                        Notice of any meeting of the Management Committee shall be given to all Managing Officers at least three (3) days in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minutes of the meeting.

10.7                        Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.

10.8                        Convening notices can be given to each Managing Officer, in writing or by e-mail, electronic means or by any other suitable communication means.

10.9                        The notice may be waived by the consent, in writing or by e-mail, electronic means or by any other suitable communication means, of each Managing Officer.

10.10                 The meeting will be duly held without prior notice if all the Managing Officers are present or duly represented.

10.11                 No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the Management Committee.

10.12                 Any Managing Officer may act at any meeting of the Management Committee by appointing in writing or by e-mail or electronic means another Managing Officer as his/her/its proxy.

10.13                 A Managing Officer may represent more than one Managing Officer, provided that at least 2 (two) Managing Officers are physically present or attend by phone, videoconference or any other suitable communication means at any meeting of the Management Committee.

10.14                 The Managing Officers may participate in a meeting of the Management Committee by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time.

10.15                 The Management Committee can validly deliberate and act only if a majority of its members are present or represented.

10.16                 Resolutions of the Management Committee are adopted by the majority of the Managing Officers participating at the meeting or duly represented thereto.

10.17                 The deliberations of the Management Committee shall be recorded in the minutes, which have to be signed by the chairman, and shall be transmitted to the Board of Directors. Any transcript of or excerpt from these minutes shall be signed by the chairman or any two Managing Officers.

10.18                 Resolutions in writing approved by all Managing Officers shall have the same effect as resolutions passed at a Management Committee’s meeting.  In such cases, written resolutions can either be documented in a single document or in several separate counterparts having the same content and such counterparts shall be transmitted to the Board of Directors. Resolutions adopted in accordance with this procedure are deemed to have been taken at the registered office of the Company.

10.19                 Written resolutions may be transmitted by mail, e-mail, electronic means, or any other suitable telecommunication means.

10.20                 Without prejudice to the general management powers of the Board of Directors set forth in Article 8.1, if a Management Committee is established, such Management Committee will in particular be in charge of the following matters:

10.20.1                               appointment and removal of the Daily Managers (as defined below);

10.20.2                               generally all acts or transactions involving the Company with an individual amount of up to USD 100,000,000.00 (one hundred million United States Dollars); and

10.20.3                               any other specific tasks that may be conferred to the Management Committee by the Board of Directors as determined in the relevant resolution of the Board of Directors to that effect.

11.                               ARTICLE 11.-

11.1                        The day-to-day management of the business of the Company and the power to represent the Company with respect thereto may be delegated by decision of the Management Committee, if any has been established, or otherwise by decision of the Board of Directors, to one or more Directors, members of the Management Committee, officers or other agents (each a “Daily Manager”), acting either alone or jointly, as determined in the relevant appointing decision. The Board of Directors or the Management Committee, as the case may be, may decide to appoint Daily Managers of two (2) different classes, namely class A Daily Managers and class B Daily Managers. Any such classification of Daily Managers shall be duly recorded in the relevant appointing decision and the Daily Managers be identified with respect to the class they belong to. A majority of the Daily Managers shall be resident in Luxembourg.

11.2                        The Board of Directors or the Management Committee, if any, may delegate any of their powers for specific tasks to one or more ad hoc agents, Directors, Managing Officers, Daily Managers and may remove any such agent(s) and will determine any such agent’s powers and responsibilities and remuneration (if any), the duration of the period of representation, which shall not exceed 3 (three) years, and any other relevant conditions of such agent’s agency.

12.                               ARTICLE 12.-

Any litigation involving the Company, either as plaintiff or as defendant, will be handled in the name of the Company by the Board of Directors represented by its Chairman, after due deliberation of the Board of Directors as set in Article 7, or by any member of the Management Committee, officer, employee or attorney-in-fact delegated for this purpose by the Board of Directors of the Company.

TITLE IV - SUPERVISION

13.                               ARTICLE 13.-

13.1                        The Company is supervised by one or more independent auditors (réviseur(s) d’entreprises agréé(s)) (the “Independent Auditors”), which are appointed by a General Meeting.

13.2                        Their term of office must not exceed one (1) year. Independent Auditors may be re-elected. In the event that an Independent Auditor is appointed without any indication of the term of his appointment, his term is deemed to be one (1) year.

13.3                        An Independent Auditor may only be removed by a General Meeting for cause in accordance with Luxembourg Law or with the Independent Auditors’ approval.

TITLE V. - GENERAL MEETING

14.                               ARTICLE 14.-

14.1                        The annual General Meeting shall be held in Luxembourg at the address of the registered office of the Company or at such other place as may be specified in the convening notice of the meeting within 6 (six) months after the end of the accounting year as set out in Article 15.

14.2                        Other meetings of the shareholders of the Company may be held at such place and time as may be specified in the respective convening notices of the meeting.

14.3                        Any shareholder may participate in a General Meeting by conference call, video conference or similar means of communications equipment whereby (i) the shareholders attending the meeting can be identified, (ii) all persons participating in the meeting can hear and speak to each other, (iii) the transmission of the meeting is performed on an on-going basis and (iv) the shareholders can properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting.

14.4                        The notice periods and quorum provided for by Luxembourg Law shall govern the notice for, and the conduct of, the General Meetings, unless otherwise provided herein.

14.5                        The Board of Directors as well as the Statutory Auditor may convene a General Meeting. They shall be obliged to convene it so that it is held within a period of one month, if shareholders representing 1/10th (one tenth) of the Company’s share capital require it in writing, with an indication of the agenda. One or more shareholders representing at least 1/10th (one tenth) of the subscribed capital may require the entry of one or more items on the agenda of any General Meeting. This request must be addressed to the Company at least 10 (ten) days prior to the relevant General Meeting.

14.6                        Each share is entitled to one vote.

14.7                        Any shareholder may in abidance with statutory rules vote in person or through a proxy. A shareholder may act at any General Meeting by appointing any other natural or legal person who need not be a shareholder as its proxy in writing whether in original, by telefax, or e-mail to which an electronic signature (which is valid under Luxembourg law) is affixed. Such proxy shall enjoy the same rights to speak and ask questions during the General Meeting as those to which the shareholder thus represented would be entitled. All the proxies must be received by the Company no later than the day preceding the fifth (5 th ) Business Day before the General Meeting unless the Board of Directors fixes a shorter period. A person acting as proxy may represent more than one shareholder.

14.8                        Except as otherwise required by Luxembourg Law, the rules of the New York Stock Exchange, Toronto Stock Exchange, or any stock exchange on which any Shares of the Company are then listed and any additional requirements under the rules and regulations of the U.S. Securities and Exchange Commission, Canadian securities laws and other applicable law or by these Articles, resolutions at a duly convened General Meeting will be adopted by a simple majority of those present or represented and voting.

14.9                        If all the shareholders of the Company are present or represented at a General Meeting, and consider themselves as being duly convened and informed of the agenda of the meeting, the meeting may be held without prior notice.

14.10                 The minutes of the General Meeting will be signed by the members of the bureau of the General Meeting and by any shareholder who wishes to do so.

14.11                 However, in case decisions of the General Meeting have to be certified, copies or extracts for use in court or elsewhere must be signed by the Chairman of the Board of Directors or by the secretary of the meeting.

14.12                 Each shareholder may vote through voting forms in the manner set out in the convening notice in relation to a General Meeting. The shareholders may only use voting forms provided by the Company and which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposal submitted to the decision of the meeting, as well as for each proposal three boxes allowing the shareholder to vote in favour, against, or abstain from voting on each proposed resolution by ticking the appropriate box. Voting forms which show neither a vote in favor, nor against the resolution, nor an abstention, shall be void. The Company will only take into account voting forms received three (3) days prior to the General Meeting to which they relate and which comply with the requirements set out on the convening notice.

14.13                 Without prejudice to any legal requirements in relation to such matters being approved by a meeting of the Board of Directors and without prejudice of any other matters that must be approved by the General Meeting according to Luxembourg Law, the General Meeting is in particular (but not limited to) vested with the rights and powers in relation to the matters set out in 14.13.1 and 14.13.2.

14.13.1                               Decisions by the General Meeting with regard to the following matters shall be adopted by a simple majority of the votes validly cast, regardless of the portion of the capital represented:

(a)                                 approval of the annual accounts and respective inventory and balance sheet of the Company;

(b)                                 distribution of dividends;

(c)                                  appointment and removal of Directors, as provided in Article 6 above;

(d)                                 appointment and removal of Independent Auditor(s), as the case may be, as provided in Article 13 above; and

(e)                                  the appointment and dismissal of liquidators and judgment of their accounts.

14.13.2                               Decisions by the General Meeting with regard to the following matters shall be adopted with a majority of two-thirds of the votes validly cast at a meeting in which holders of at least half of the Company’s issued share capital are present or represented:

(a)                                 amendments to the Articles;

(b)                                 transfer of the registered office of the Company outside the Grand Duchy of Luxembourg;

(c)                                  capital increases other than under the Authorised Capital and capital decreases; and

(d)                                 the dissolution of the Company.

14.13.3                                If the quorum requirement set out in the preceeding paragraph is not satisfied, a second meeting may be convened, in the manner prescribed by these Articles or by the Commercial Companies Law. The second convening notice shall reproduce the agenda and indicate the date and the results of the previous notice.

14.14                 Bondholders cannot attend a General Meeting. This does not preclude shareholders who are also bondholders to attend a General Meeting in their quality as shareholders of the Company.

TITLE VI - ACCOUNTING YEAR, ALLOCATION OF PROFITS

15.                               ARTICLE 15.-

The accounting year of the Company shall begin on the 1st of January and shall terminate on the 31st of December of each year.

16.                               ARTICLE 16.-

16.1                        Each year on the 31st of December, the accounts are closed and the Board of Directors prepares an inventory including an indication of the value of the Company’s assets and liabilities. Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

16.2                        From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as such reserve amounts to ten per cent (10%) of the subscribed capital of the Company, as stated in article 5 hereof or as increased or reduced from time to time as provided in article 5 hereof.

16.3                        The balance is at the disposal of the General Meeting.

16.4                        Under the terms and conditions provided by the Luxembourg Law, the Board of Directors may proceed to the payment of interim dividends to the shareholder(s).

16.5                        The share premium, if any, may be freely distributed to the shareholder(s) according to the Luxembourg Law by a resolution of the Board of Directors.

TITLE VII - DISSOLUTION, LIQUIDATION

17.                               ARTICLE 17.-

The Company may be dissolved by a resolution of the General Meeting. If the Company is dissolved, the liquidation will be carried out by one or more liquidators, physical or legal persons, appointed by the General Meeting, which will specify their powers and fix their remuneration.

TITLE VIII.- GENERAL PROVISIONS

18.                               ARTICLE 18.-

18.1                        In these Articles:

18.1.1                                      a reference to:

(a)                                 one gender shall include each gender;

(b)                                 (unless the context otherwise requires) the singular shall include the plural and vice versa;

(c)                                  a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality);

(d)                                 a statutory provision or statute includes all modifications thereto and all re-enactments (with or without modifications) thereof;

(e)                                  a “Business Day” shall mean any day (other than a Saturday or a Sunday) on which banks in the Grand Duchy of Luxembourg are open for the conduct of non-automated banking operations.

18.1.2                                      the words “include” and “including” shall be deemed to be followed by the words “without limitation” and general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

18.1.3                                      the headings to these Articles do not affect their interpretation or construction.

18.2                        All matters not governed by these Articles are to be construed in accordance with the Commercial Companies Law, as amended.